Metropolitan Mortgage & Securities Co., Inc.
                                   AGREEMENT

      Agreement dated June 10, 1997, between Metropolitan Mortgage & Securities Co., Inc., hereinafter referred to as Company, and Bruce J. Blohowiak, hereinafter referred to as Employee. Company and Employee mutually agree on the terms and conditions set forth below.

1. Term of agreement. Subject to the provisions for employment at will stated in paragraph 8 below, and as stated in Company policies, incorporated herein, this agreement will begin on June 1, 1997, and will end on May 31, 2002.

2. Deferred Compensation. If Employee is employed continuously until the end of the agreement period, he shall be entitled to receive $400,000.00, without interest, provided that Company remains solvent. Within 30 days of the end of the agreement period, Employee will receive full payment of the deferred compensation. Other payment arrangements may be made if agreed to between Company and Employee in writing at least 90 days prior to the end of the term of the agreement. Both parties recognize that the payment(s) are, according to IRS rulings, subject to Federal Insurance Contribution Act (FICA) and Federal Income Tax (IRS) withholding and, therefore, Company will withhold applicable FICA and IRS contributions when making payment(s) to Employee and will also contribute the appropriate amount itself for its share of FICA payments.

3. Employee to devote full-time to Company. Employee will devote his entire working time, attention, and energies to the business of Company, and, during employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. However, Employee is not prohibited from making personal investments in any other business, as long as those investments do not require participation in the operation of the businesses.

4. Restriction on post-employment competition. For two years following the end of his employment, Employee will not, within the United States of America, own, manage, operate, control or be employed by or assist any business similar to that conducted by Company and its business groups.  Employee also agrees not to solicit Company's employees or its customers for employment or sales purposes. Company may, without waiving the protections of this provision, grant Employee the right to engage in business otherwise barred by this provision. Any such permission must be in writing and approved by an authorized representative of Company in order to be
      effective.   If Employee violates the terms of this restriction,
      Employer shall be relieved from the duty to make payments under paragraph two of this agreement, and if Employee has already received payment, Company shall be entitled to receive a full refund of payment, including associated attorney and court fees to recover payment. Employee acknowledges that a violation of the restrictions of this paragraph will cause economic damage to Company, including damages that are difficult to ascertain with certainty. Employee therefore agrees that, in the event he violates the restrictions of this provision, Company shall be entitled to seek injunctive relief to prevent further violations and will also be entitled the recover $10,000.00 as liquidated damages for each violation of this provision of the agreement.

5. Confidentiality. Employee acknowledges that, during the course of his employment, he will become aware of confidential business information, including trade secrets, that are not generally known to the public and which have commercial value from their limited publication. Employee will not, at any time, during or after his employment with Company, reveal any such confidential information or trade secrets to any person, or use such confidential information, except as required in the course of his duties with Company or at Company's request and direction.

6. Property rights. All materials, products, processes, and ideas developed, established, used, or marketed during the course of the employment contract will be the property of Company and its business groups.

7. Death benefit. In the event Employee dies during the term of the agreement, Company will pay to Employee's estate or beneficiary a pro-rated amount of the deferred compensation rounded to the nearest month of Employee's death. In the event Employee dies following the term of agreement, but before the completion of payment(s), Company will continue payment(s) to Employee's estate or beneficiary.

8. Termination of Agreement. The agreement between Company and Employee will become null and void, if Employee violates the terms and conditions of this agreement. The agreement between Company and Employee will also become null and void, if Employee is discharged for cause which includes, but is not limited to, gross misconduct or gross mismanagement of the business of Company, insubordination, repeated failure to meet the expectations of her supervisor, violation of existing Company policies or hereafter as amended and adopted, and willful falsification of any information that
      Employee gives to any officer or director of Company.   Employee's
      intentional violation of any federal, state, or local law or regulation, determination by a court of competent jurisdiction that Employee is prohibited for any reason from performing Employee's duties under this agreement, and any fraud, theft, or dishonesty by Employee adversely affecting Company, or its business groups, or its respective directors, officers or shareholders, shall also constitute cause for termination.

      If Employee's employment is terminated by the employee (resignation or abandonment of job), or if he is terminated by Company for cause, Company shall be relieved from the duty to make payment under paragraph two of this agreement.

      In the event Company terminates Employee at its own convenience, Employee will receive a pro-rated amount of the deferred compensation. The specific amount will be rounded to the nearest month.

9. This contract may not be assigned. Any waiver of a portion of this contract by either party shall not constitute a waiver of any other portion of the contract, nor shall a failure to seek redress for a breach of the contract constitute a waiver of the right to enforce any other portion of the contract.

10. Law and Venue. This contract is to be construed in accordance with the laws of the State of Washington. Any legal action to enforce this contract or for breach of this contract, shall be filed in the Superior Court of Spokane County, Washington. Both parties hereby consent to jurisdiction and venue in that court.

11. Severability. If any provision of this contract shall be found to be unenforceable, all other provisions shall remain in effect as if the unenforceable provision had never been included in the contract at all.

12. Entire agreement. This agreement supersedes and replaces all prior discussions, understandings, and oral agreements between the parties and contains the entire understanding and agreement between them on the matters set forth herein.

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 Moreover, this agreement cannot be modified by the parties except by an instrument that is signed by the party or parties against whom such modification is sought to be enforced.

IN WITNESS WHEREOF, the parties have caused this agreement to be signed and validly executed to be effective as of the date set forth above.

Metropolitan Mortgage & Securities Co., Inc.

      /s/ C. PAUL SANDIFUR

      ____________________________________
      C. Paul Sandifur, President and CEO

      /s/ BRUCE J. BLOHOWIAK

      ______________________________________
      Bruce J. Blohowiak